EXHIBIT 99.1

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@scppool.com

SCP POOL CORPORATION HOLDS 2005 ANNUAL MEETING OF SHAREHOLDERS
AND RAISES QUARTERLY CASH DIVIDEND

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COVINGTON, LA (May 11, 2005) (Nasdaq/NM:POOL) – Speaking at POOL’s annual meeting of stockholders, Wilson B. (Rusty) Sexton, Chairman of the Board, said that the stockholders elected Andrew W. Code, James J. Gaffney, Manuel J. Perez de la Mesa, Robert C. Sledd, John E. Stokely, Harlan F. Seymour, George T. Haymaker, and himself to serve as directors for the ensuing year. Stockholders also ratified the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2005. Mr. Sexton stated, “We are very pleased with the shareholders’ election of the Board. The Board looks forward to diligently filling its responsibilities to enhance the value of the Company”.

POOL also announced that its Board of Directors has raised its regular quarterly cash dividend to $0.09 per share with the dividend payable on June 6, 2005 to stockholders of record on May 23, 2005. On April 30, 2005 there were 52,521,228 shares of common stock outstanding. The Company plans to continue to use cash flow to fund its internal growth, potential future acquisitions, and its previously announced stock repurchase program and to pay down debt, depending on prevailing market conditions and other factors.

SCP Pool Corporation is the largest independent wholesale distributor of swimming pool supplies and related products. Currently, the Company operates over 200 service centers in North America and Europe, through which it distributes more than 91,000 national brand and private label products to nearly 48,000 wholesale customers.